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          1.
                                                                    EXHIBIT 99.1

         Austin, Texas (December 24, 1999) . . . TCC Industries, Inc. ("TCC") reported today that Walter A. DeRoeck and Robert Thomajan, Chairman of the Board and President of TCC, respectively, have sold all 465,700 shares of TCC stock beneficially owned by them, including shares held by a family limited partnership formed by Mr. Thomajan. The shares were sold in a private transaction to Austin Airport Inn, L.C., a company controlled by Michael Voticky, for a nominal aggregate price of $46.57 (or $0.0001 per share). Mr. Voticky is an independent businessman and lives in Austin, Texas. Messrs. DeRoeck and Thomajan sold the shares in order to realize in 1999 the loss from their investment in the shares, for tax purposes. Mr. DeRoeck stated that he and Mr. Thomajan have not resigned from the board of directors or as officers of TCC in connection with the sale.
         TCC reported nearly one year ago that it had exhausted its capital and borrowing capacity. Its only remaining operating subsidiary, Allen-Lewis Manufacturing Company, has since disposed of most of its assets and ceased operations. After applying the proceeds from the sale of Allen-Lewis' assets to the payment of expenses and indebtedness, TCC has no cash to continue any activities.
         TCC was unable to pay for an audit of its financial statements for the year 1998, and no annual meeting of shareholders was held during 1999.



CONTACT: Robert Thomajan, President
         Walter A. DeRoeck, Chairman
         512-419-7502

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